                                                                  EXHIBIT 11.2

                          LONG ISLAND LIGHTING COMPANY
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS
                           (In Thousands of Dollars)

                                             Twelve Months                   For the Year Ended December 31,
                                                 Ended         --------------------------------------------------------------
                                             March 31, 1994        1993       1992         1991         1990           1989
                                                 ----------    ----------   --------   ----------   ----------      ---------
Net Income/(Loss)
  per Statement of Income                        $  298,321    $  296,563   $301,974   $  305,538   $  319,637 a     ($95,803)

Less:
  Equity in earnings/loss of less
   than 50% owned subsidiary
   companies                                           (892)         (731)      (470)          87           86             80

Add:
  Distributed income of less
   than 50% owned subsidiary
   companies                                             58            58         87           58           58             58
                                                 ----------    ----------   --------   ----------   ----------      ---------
                                                    299,271       297,352    302,531      305,509      319,609        (95,825)

Add:
  Federal income tax                                169,187       172,276    160,962      181,653      183,281     (1,037,412)

  Appropriate portion of rentals                      4,552         4,552      3,504        2,751        2,343          2,730

  Interest on long-term debt                        460,674       466,538    450,621      472,974      467,700        453,267

  Amortization of debt discount,
   expense and premium                               52,332        52,863     41,950       30,186       24,231         14,743

  Other interest                                     14,729        14,719     20,215       20,695       16,379         17,040
                                                 ----------    ----------   --------   ----------   ----------      ---------

  NET INCOME/(LOSS) AS ADJUSTED                  $1,000,745    $1,008,300   $979,783   $1,013,768   $1,013,543 a    ($645,457)
                                                 ==========    ==========   ========   ==========   ==========      =========

Fixed Charges:

  Appropriate portion of rentals                     $4,552        $4,552     $3,504       $2,751       $2,343         $2,730

  Interest on long-term debt                        460,674       466,538    450,621      472,974      467,700        453,267

  Amortization of debt discount,
   expense and premium                               52,332        52,863     41,950       30,186       24,231         14,743

  Other interest                                     14,729        14,719     20,215       20,695       16,379         17,040

  Preferred stock dividend
   requirements                                      54,779        56,108     63,954       66,394       68,161         79,232

  Tax effect for preferred stock
   dividend requirements                             29,966        32,600     34,090       39,481       39,078         40,816
                                                 ----------    ----------   --------   ----------   ----------      ---------

       TOTAL                                     $  617,032    $  627,380   $614,334   $  632,481   $  617,892      $ 607,828
                                                 ==========    ==========   ========   ==========   ==========      =========

Ratio of earnings to combined
  fixed charges and preferred
  stock dividends                                      1.62          1.61       1.59         1.60         1.64              b

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 a  Before cumulative effect of accounting change for unbilled gas revenue.

 b For the year ended December 31, 1989, earnings were inadequate to cover combined fixed charges and preferred stock dividends. To attain a one-to-one coverage, earnings were deficient by approximately $1.3 billion, primarily due to the discontinuence of accruing AFC and the loss recorded in June 1989 resulting from the effectiveness of the 1989 Settlement and the approval of the Class Settlement.